Exhibit 99.1

Halozyme Contact	Investor Relations Contact
David A. Ramsay	Zachary Bryant
Chief Financial Officer	Lippert/Heilshorn & Associates
(858) 794-8889	(310) 691-7100
dramsay@halozyme.com	zbryant@lhai.com

Media Contacts
Kathy Sweeney / Joleen Schultz
Mentus
858-455-5500, x230/x215
kwitz@mentus.com
jschultz@mentus.com
HALOZYME THERAPEUTICS ADOPTS STOCKHOLDER RIGHTS PLAN
SAN DIEGO, May 8, 2006 — Halozyme Therapeutics, Inc. (AMEX: HTI), a biopharmaceutical company developing and commercializing recombinant human enzymes, today announced that its Board of Directors adopted a Stockholder Rights Plan designed to enable all Halozyme stockholders to realize the full value of their investment and to provide for fair and equal treatment for all Halozyme stockholders in the event that an unsolicited attempt is made to acquire Halozyme. The adoption of the Rights Plan is intended as a means to guard against any potential use of takeover tactics designed to gain control of Halozyme without paying all stockholders full and fair value. The distribution of the Rights is not in response to any proposal to acquire Halozyme, nor is the Board aware of any such effort to acquire Halozyme.
Under the Rights Plan, stockholders of record at the close of business on May 29, 2006 will receive one share purchase Right for each share of Halozyme Common Stock held on that date.
The Rights, which will initially trade with the Common Stock and represent the right to purchase one one-thousandth of a share of Halozyme’s newly created Series A Preferred Stock at $25 per Right, become exercisable when a person or group acquires 15% or more of Halozyme’s Common Stock without prior Board approval. In that event, the Rights permit Halozyme stockholders, other than the acquiror, to purchase Halozyme Common Stock having a market value of twice the exercise price of the Rights, in lieu of the Preferred Stock. Alternatively, when the Rights become exercisable, the Board of Directors may authorize the issuance of one share of Halozyme Common Stock in exchange for each Right that is then exercisable. In addition, in the event of certain business combinations, the Rights permit the purchase of the Common Stock of an acquiror at a 50% discount. Rights held by the acquiror will become null and void in each case. Prior to a person or group acquiring 15%, the Rights can be redeemed for $0.001 each by action of the Board.
The Rights expire on May 4, 2016. The Rights distribution will not be taxable to stockholders and will be payable to stockholders of record on May 29, 2006.
About Halozyme Therapeutics, Inc.
Halozyme is a biopharmaceutical company developing and commercializing recombinant human enzymes for the drug delivery, palliative care, oncology, and infertility markets. The company’s portfolio of products is based on intellectual property covering the family of human enzymes known as hyaluronidases. Halozyme’s recombinant human enzymes may replace current animal slaughterhouse-derived extracts that carry potential risks of animal pathogen transmission and immunogenicity. The company has received FDA approval for two products: Cumulase®, the first and only recombinant human hyaluronidase for cumulus removal in the IVF process; and Hylenex for use as an adjuvant to increase the absorption and dispersion of other injected drugs. The versatility of the first enzyme, rHuPH20, enables Halozyme to develop the product as a medical device, drug enhancement agent, and therapeutic drug.
Safe Harbor Statement
In addition to historical information, the statements set forth above include forward-looking statements (including, without limitation, statements concerning the purpose and impact of the Rights Plan) that involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements are also identified through use of the words “believe,” “enable,” “may,” “will,” “could,” “intends,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “potential,” “possible,” “should,” “continue,” and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including regulatory approval requirements and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the company’s reports on Forms 10-KSB, 10-QSB and other filings with the Securities and Exchange Commission.
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